Gulf Onshore, Inc.
Resolution of Board of Directors

The directors of Gulf Onshore, Inc., a Nevada corporation (the “Company”), acting pursuant to the Corporate By-Laws and relevant provisions of the Nevada Revised Statutes, waived notice of meeting and rules of procedure for purposes of a telephonic meeting held this March 27, 2009.  The meeting as duly called by the Chairman; in attendance, by telephone, were Mr. Duke (Chairman), Mr. Joyce and Ms. Sheriff.  After review and discussion, the Chairman polled each member of the board, and the following resolutions were approved unanimously and adopted to the same extent and with the same force and effect as if adopted at a formally called and convened special meeting of the Company’s directors.

WHEREAS, the Company entered into an Asset Purchase Agreement with Cannex Therapeudics, LLC, a California limited liability company, and its principal, Steve Kubby.  K&D Equities, Inc., the Company’s largest single shareholder, was also party to the Agreement.  Under terms of the Agreement, the Company acquired Cannex and Kubby’s interests in certain medical cannabis-based compounds and a delivery system for such compounds for potential use in treatment of a variety of diseases in exchange for 2,100,000 shares to be issued by the Company and 8,500,000 shares to be transferred by K&D.  A copy of the Agreement is attached hereto.

WHEREAS, under the terms of the Agreement, the Company would appoint Steve Kubby, Richard Cowan and Dr. Robert Melamede as officers and directors of the Company and all existing directors would resign.

NOW, THEREFORE BE IT RESOLVED, the Board of Directors hereby ratifies the Agreement as being in the best interests of the Company and hereby authorizes the issuance of 2,100,000 shares of its common stock to:

Cannex Therapuedics, LLC
a California limited liability company
548 Market St., Ste. 16645
San Francisco, CA  94104

Tax ID: 26-2982013

RESOLVED FURTHER, that the following are appointed as directors and officers of the Company:

Steven Kuby 548 Market St., Ste. 16645 San Francisco, CA 94104	Director (Chairman)	President and Chief Executive Officer
Richard Cowan 2950 East Ranchero Drive, Ste. 5 Palm Springs, CA 92262	Director	Chief Financial Officer and Secretary/Treasurer
Dr. Robert Melamede, PhD. 1237 Culebra Avenue Colorado Springs, CO 80903	Director	Chief Science Officer

RESOLVED FURTHER, that the resignations of R. Wayne Duke, Jeffrey Joyce and Michele Sheriff are accepted.

RESOLVED FURTHER, that the Officers of the Company be and each of them is hereby authorized and directed to take any actions and to execute and to instruct the transfer agent to deliver any documents that they may deem to be necessary or advisable in order to carry out, effectuate, and complete the issuance of the shares.

RESOLVED FURTHER, that the Company shall indemnify and hold harmless Routh Stock Transfer, Inc. for effecting the transfer of the shares from the K&D certificate, and pursuant to its instruction, without requirement of a medallion guaranteed signature endorsement.

The undersigned hereby directs that this Consent be filed in the minutes of the proceedings of the Company’s Board of Directors and that it shall have the same force and effect as if adopted by unanimous vote at a duly called special meeting of the Company’s Board of Directors at which all directors were present and voted.

In Witness Whereof, the undersigned Secretary of the Company has attested to the corporate actions have executed this Unanimous Consent, in their respective capacities as and constituting all of the directors of the Corporation as of the 27th day of March, 2008.

Attest:

_______________________________
Secretary